UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DARKSTAR VENTURES, INC.
 (Exact name of registrant as specified in its charter)

Nevada	26-0299456
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Darkstar Ventures, Inc.
410 Park Avenue
15th Floor
New York, New York 10022
 (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. ☒

Securities Act registration statement file number to which this form relates: File No. 333-176969 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: common stock, $0.0001 par value

Item 1.  Description of Registrant’s Securities to be Registered.

The following description of the authorized capital stock of Darkstar Ventures, Inc. (the “Company”) does not purport to be complete and is subject to and qualified in its entirety by its Articles of Incorporation, which are included as an exhibit to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 19, 2012 (file no. 333-176969) and by the applicable provisions of the Nevada Revised Statutes.

Common Stock

The Company is authorized to issue 500,000,000 shares of common stock, par value $0.0001, of which 10,000,000 shares are issued and outstanding as of April 12, 2012.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of shareholders, including the election of directors.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.  There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of our company.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.0001, none of which are issued and outstanding.  Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 5,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation*

3.2	Bylaws*
______
* Previously filed with the Company’s Registration Statement on Form S-1, file number 333-176969, filed with the Securities and Exchange Commission on January 19, 2012, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DARKSTAR VENTURES, INC.

Date: April 12, 2012	By:	/s/ Chizkyau Lapin
Chizkyau Lapin
Chairman, President, Chief Executive Officer, Chief Financial Officer and Director
(Principal Executive, Financial and Accounting Officer)